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                                                                   EXHIBIT 23.2



                      CONSENT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS
FOREST OIL CORPORATION

We consent to the incorporation by reference in the Registration Statement (No. 333-16125) on Form S-3 of Forest Oil Corporation of our report dated February 1, 1996, with respect to the consolidated balance sheet of ATCOR Resources Ltd. at December 31, 1995 and 1994, and the consolidated statements of operations and retained earnings and changes in financial position for each of the years then ended, which report appears in the Form 8-K of Forest Oil Corporation dated January 28, 1997, and to the refrence to our firm under the heading "Experts" in the registration statement.




Price Waterhouse
Calgary, Alberta
January 28, 1997